Exhibit 99.1

AMETEK ANNOUNCES AMENDED REVOLVING CREDIT FACILITY

Berwyn, Pa., May 13, 2022 – AMETEK, Inc. (NYSE: AME) announced that it has completed an amended and restated Revolving Credit Facility increasing the size from $1.5 billion to $2.3 billion. The facility, previously due to expire in October 2023, now has a maturity date of May 2027. In conjunction with this expanded Revolving Credit Facility, AMETEK has terminated the $800 million delayed draw, bank term loan.

“AMETEK’s Revolving Credit Facility is a key component of our financing structure. This upsized and extended facility provides us with additional flexibility to support our growth initiatives, including strategic acquisitions,” commented William J. Burke, Executive Vice President and Chief Financial Officer.

JPMorgan Chase Bank, Bank of America, PNC Bank, Truist Bank and Wells Fargo Bank, acted as joint lead arrangers and joint book managers for the credit facility, leading a syndicate that includes six additional banks.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2021 sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247